UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2007

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30961	98-0204667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Level 12, Vision International Center

No. 1 Unit Zhongguancun East Road, Haidian District

Beijing 100084

People’s Republic of China

(011) 8610-6272-6666

(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective on January 27, 2007 the registrant, pursuant to the exercise of a purchase option, entered into agreements with Vision Huaqing (Beijing) Development Co. Ltd. to purchase floors 7 through 15 of Vision International Center, the premises currently occupied by the registrant as its corporate headquarters at No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China at a purchase price of approximately $35.3 million. The premises consist of approximately 18,265 square meters. The registrant will be required to pay the purchase price within five business days after the effective date of the agreements. The purchase price will be paid from available cash on hand. The registrant may replace some or all of such cash with the proceeds of a secured loan or other financing, if available on attractive terms. The actual transfer of title to the premises from Vision Huaqing (Beijing) Development Co. Ltd. to the registrant will be effected after approval is obtained from the Beijing Municipal Bureau of State Land and Resources and Beijing Municipal Construction Committee, which the registrant expects will be obtained in approximately three to four months.

Safe Harbor Statement

This current report on 8-K contains forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them.

Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement, including the risks that approvals from the Beijing Municipal Bureau of State Land and Resources and Beijing Municipal Construction Committee for the transfer of the title may not be obtained, and that secured or other financing might not be available on acceptable terms.

Further information regarding risks is included in the Registrant’s annual report on Form 10-K for the year ended December 31, 2005, Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and other filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: January 31, 2007	SOHU.COM INC.

	By:	/s/ Carol Yu
Carol Yu
Chief Financial Officer